CUSIP No. 07262L101
          ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                          Bay View Capital Corporation
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    07262L101
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 March 22, 1999
                     (Date of Event which Requires Filing of
                                 this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ]

                                                              PAGE 1 OF 10 PAGES

                                  SCHEDULE 13D

CUSIP No. 07262L101                                           Page 2 of 10 Pages
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             J.J. Cramer & Co.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)  [ ]
                                                                        (B)  [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

             N/A

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                             7      SOLE VOTING POWER

      NUMBER OF                            788,000
       SHARES
 BENEFICIALLY OWNED          8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                              -0-
        WITH
                             9      SOLE DISPOSITIVE POWER

                                           788,000

                             10     SHARED DISPOSITIVE POWER

                                           -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             788,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14    TYPE OF REPORTING PERSON

             CO

                                  SCHEDULE 13D

CUSIP No. 07262L101                                           Page 3 of 10 Pages
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James J. Cramer

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)  [ ]
                                                                        (B)  [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

             N/A

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                             7      SOLE VOTING POWER

      NUMBER OF                            -0-
       SHARES
 BENEFICIALLY OWNED          8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                              788,000
        WITH
                             9      SOLE DISPOSITIVE POWER

                                           -0-

                             10     SHARED DISPOSITIVE POWER

                                           788,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             788,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14    TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D

CUSIP No. 07262L101                                           Page 4 of 10 Pages
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Karen L. Cramer

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)  [ ]
                                                                        (B)  [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

             N/A

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                             7      SOLE VOTING POWER

      NUMBER OF                            -0-
       SHARES
 BENEFICIALLY OWNED          8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                              788,000
        WITH
                             9      SOLE DISPOSITIVE POWER

                                           -0-

                             10     SHARED DISPOSITIVE POWER

                                           788,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             788,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14    TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D

CUSIP No. 07262L101                                           Page 5 of 10 Pages
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Partners, L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)  [ ]
                                                                        (B)  [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

             PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                             7      SOLE VOTING POWER

      NUMBER OF                            788,000
       SHARES
 BENEFICIALLY OWNED          8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                              -0-
        WITH
                             9      SOLE DISPOSITIVE POWER

                                           788,000

                             10     SHARED DISPOSITIVE POWER

                                           -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             788,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14    TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D

CUSIP No. 07262L101                                           Page 6 of 10 Pages
          ---------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Cramer Capital Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)  [ ]
                                                                        (B)  [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

             N/A

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)                                                           [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                             7      SOLE VOTING POWER

      NUMBER OF                            788,000
       SHARES
 BENEFICIALLY OWNED          8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                              -0-
        WITH
                             9      SOLE DISPOSITIVE POWER

                                           788,000

                             10     SHARED DISPOSITIVE POWER

                                           -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             788,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.1%

14    TYPE OF REPORTING PERSON

             CO

CUSIP No. 07262L101
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ITEM 1.  SECURITY AND ISSUER.

         The undersigned hereby amends the statement on Schedule 13D, dated May 13, 1998, as amended by Amendment No. 1 dated July 23, 1998, and as further amended by Amendment No. 2 dated February 23, 1999, relating to the Common Stock (the "Common Stock"), par value $.01 per share of Bay View Capital Corporation, a Delaware corporation (the "Company"), whose principal executive office is located at 1840 Gateway Drive, San Mateo, California 94404. The 788,000 shares of Common Stock to which this statement relates are referred to herein as the "Shares."

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The Shares were purchased with the personal funds of the Partnership in the amount of $22,605,326.68.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a) This statement on Schedule 13D relates to the Shares beneficially owned by the Reporting Persons, which constitute approximately 4.1% of the issued and outstanding shares of the Company.

(b) The Partnership, Cramer Capital Corporation and the Manager have sole voting and dispositive power with respect to the Shares. James Cramer and Karen Cramer have shared voting and dispositive power with respect to the Shares.

                                                              PAGE 7 OF 10 PAGES

CUSIP No. 07262L101
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(c) Since the last reported filing on Schedule 13D, the Reporting Persons sold or otherwise disposed of Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. The sales listed on Exhibit B were made to the Company in a privately negotiated transaction.

(d)      Not applicable.

(e)      Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit B     Transactions in Common Stock Since the Last Reported
                       Filing on Schedule 13D.

                                                              PAGE 8 OF 10 PAGES

CUSIP No. 07262L101
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 1, 1999

                                            J.J. CRAMER & CO.

                                            By: /s/ James J. Cramer
                                            -----------------------
                                            Name:  James J. Cramer
                                            Title: President

                                            /s/ James J. Cramer
                                            -------------------
                                            James J. Cramer

                                            /s/ Karen L. Cramer
                                            -------------------
                                            Karen L. Cramer


                                            CRAMER PARTNERS, L.P.

                                            By:  CRAMER CAPITAL CORPORATION
                                                 its general partner

                                            By: /s/ James J. Cramer
                                            -----------------------
                                            Name:  James J. Cramer
                                            Title: President


                                            CRAMER CAPITAL CORPORATION

                                            By: /s/ James J. Cramer
                                            -----------------------
                                            Name:  James J. Cramer
                                            Title: President

                                                              PAGE 9 OF 10 PAGES

CUSIP No. 07262L101
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                                    EXHIBIT B

                   Transactions in Common Stock of The Company


                     No. of Shares
Trade Dates          Purchased/Sold               Cost Per Share          Type
-----------          --------------               --------------          ----
  3/22/99               200,000                       18.000               S

                                                             PAGE 10 OF 10 PAGES